EXHIBIT 99.1

Contact:
Richard Kurtz, Advanced Photonix, Inc. (734) 864-5647
Richard Moyer, Cameron Associates (212) 554-5466
ADVANCED PHOTONIX, INC. ANNOUNCES AMENDMENT TO FY 2005 & 2006 10Ks
and FY 2007 10Q TO REFLECT BENEFICIAL CONVERSION FEATURE AND
INTRINSIC VALUE OF EMBEDDED CONVERSION OPTION WITHIN
CONVERTIBLE PROMISSORY NOTES
Ann Arbor, MI, November 9, 2006— Advanced Photonix, Inc (AMEX; API), today announced that it is amending its FY2005 & FY 2006 10-Ks and its 1st quarter FY 2007 10-Q, to reflect a restatement of its Consolidated Financial Statements for FY2005 and FY2006 to conform to relevant accounting guidance regarding convertible securities specifically the calculation of the intrinsic value and non-cash interest expense associated with the beneficial conversion features of the Company’s convertible notes in accordance with Financial Standards Board (FASB) Emerging Issues Task Force (EITF) Application Issue 98-5 & 98-0027 guidance of October 2005.
Mr. Robin Risser, Chief Financial Officer for Advanced Photonix, Inc. stated, “This restatement did not result from any new information relating to the convertible notes, any change in the terms or conditions of the convertible notes, or any other external event. It is a non-cash interest expense charge that reduces GAAP net income and increases our shareholders’ equity accounts, but has no impact on our cash flows, or on our previously reported EBITDA or pro forma results.”
The net result of the restatement of the FY 2005 Financial Statements is the recording of a non-cash charge of $176,000 to interest expense resulting in a decrease in net income of $176,000, a decrease in the basic and diluted income per share of $0.01, an increase in additional paid in capital of $1,203,000, and a decrease in long term liabilities of $1,026,000.
The net result of the restatement of the FY 2006 financial statements is the recording of a non-cash charge of $1,797,000 to interest expense resulting in an increase in the net loss of $1,797,000, an increase in the basic and diluted loss per share of $(0.10), an increase in additional paid in capital of $3,103,000, and a decrease in long term liabilities of $1,130,000.
The net result of the restatement of the Company’s interim statements for the quarter ended June 30, 2006 is the recording of a non-cash charge of $78,000 to interest expense resulting in an increase in the net loss of $78,000, an increase in the basic and diluted loss per share of $(0.01), an increase in shareholders additional paid in capital of $3,103,000, and a decrease in long term liabilities of $ 1,052,000.
As of the date of this press release, $4,475,000 of the convertible notes has been converted into 2,275,631 shares of the Company’s common stock leaving an outstanding convertible notes payable balance of $5,525,000, at a prime plus 1% interest rate that are convertible into 2,666,015 shares of the Company’s common stock. In addition, the note holders have warrants to purchase an additional 1,446,398 shares of common stock for $1.78 per share, or approximately $2.6 million.
“After consulting and reviewing with our external auditors our financial statements during the periods in which the Company had convertible notes outstanding and re-evaluating the various interpretations of very complex and technical accounting guidance materials relating to beneficial conversion features and the intrinsic value of embedded conversion options with convertible instruments, the Company

Contact:
Richard Kurtz, Advanced Photonix, Inc. (734) 864-5647
Richard Moyer, Cameron Associates (212) 554-5466
determined it should reflect the impact of the resultant interest expense increase, decrease in notes payable and corresponding increase in additional paid in capital on previously reported financial statements,” said Mr. Richard Kurtz, President and Chief Executive Officer of Advanced Photonix, Inc. Mr. Kurtz concluded by stating, “We continue to stay on track with our business plan and are very encouraged with the improvements in gross profit margin and revenue growth we have achieved during the past two quarters, especially in the telecommunications market.”
About Advanced Photonix, Inc.
Advanced Photonix, Inc.® (AMEX: API) is a leading supplier of opto-electronic solutions and terahertz instrumentation to a global OEM customer base. Products include the patented high-speed optical receivers in APD and PIN configurations and silicon large area avalanche photodiode (LAAPD), PIN photodiode and FILTRODE® detectors. More information on Advanced Photonix can be found at http://www.advancedphotonix.com.
The information contained herein includes forward looking statements that are based on assumptions that management believes to be reasonable but are subject to inherent uncertainties and risks including, but not limited to, unforeseen technological obstacles which may prevent or slow the development and/or manufacture of new products; potential problems with the integration of the acquired company and its technology and possible inability to achieve expected synergies; obstacles to successfully combining product offerings and lack of customer acceptance of such offerings; limited (or slower than anticipated) customer acceptance of new products which have been and are being developed by the Company; and a decline in the general demand for optoelectronic products.